THIRD AMENDMENT TO THE
ALPHA ARCHITECT ETF TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS THIRD AMENDMENT, effective as of April 25, 2017, to the Fund Accounting Servicing Agreement, dated as of October 8, 2014, as amended October 1, 2015 and October 1 2016 (the "Agreement"), is entered into by and between ALPHA ARCHITECT ETF TRUST, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add a fund; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALPHA ARCHITECT ETF TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Patrick Cleary	By: /s/ Michael L. Ceccato

Name: Patrick Cleary	Name: Michael L. Ceccato

Title: Chief Compliance Officer	Title: Senior Vice President

Amended Exhibit A to the
Fund Accounting Servicing Agreement

Separate Series of Alpha Architect ETF Trust

Name of Series
ValueShares U.S. Quantitative Value ETF
ValueShares International Quantitative Value ETF
MomentumShares U.S. Quantitative Momentum ETF
MomentumShares International Quantitative Momentum ETF Alpha Architect Value Momentum Trend ETF